Effective: December, 2023
Last Reviewed: December, 2023

Nu Holdings Ltd.

INSIDER TRADING POLICY

Adopted in December 2023

Summary of Rules

➢	First principles: The Company has an environment of transparency of access to data and threatens Nubankers (as defined below) as owners, not renters. Given this, the Company expects full compliance with this Policy, and will apply disciplinary measures for any violation of this Policy;
➢	Nubankers shall not trade in any securities of the Company when in possession of material non-public information and shall not provide such information to third parties, unless previously authorized by the Company;
➢	Trading in the Company’s securities is only allowed during the Trading Window specified in this Policy;
➢	As a general rule, the Trading Window starts on the 1st business day following a quarterly or annual earnings release and ends on the third-to-last (inclusive) business day of month ending the quarter. If the last Trading Window day is not a business day, the ending date will be anticipated, and will be set in the previous business day, based on the jurisdictions that the securities are traded;
➢	Ad hoc trading windows and ad hoc black-out periods may be determined by Compliance team, from time to time; and
➢	Nubankers shall not engage in any transactions involving any hedging or derivatives of Company securities.

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In order to take an active role in the prevention of insider trading violations by officers, directors, employees and interns ("Nubankers[1]") and other potential insiders of Nu Holdings Ltd. and its controlled affiliates (collectively, the "Company"), the Company has adopted this Insider Trading Policy (the “Policy”).

Statement of Intent

The Company opposes the misuse of material non-public information (“MNPI”) in the trading of any securities, included but not limited to the Company's securities, and it is the intent of this Policy to implement procedures designed to prevent trading based on MNPI regarding the Company or any other issuer. The Company also wishes to discourage Nubankers from acting contrary to the interests of its shareholders.

Definition of Material Non-Public Information

It is not possible to define all categories of material information. However, information should be regarded as material if (a) it may materially impact the prices of any security; (b) it may materially impact investors’ decisions to exercise any right inherent to their condition as holders of any securities; or (c) there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision regarding the purchase, sale, holding or hedging of any security. Either positive or negative information may be material information. Information is considered non-public if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis (e.g., a public filing). Addendum A of the Policy defines in general terms material nonpublic information (MNPI) and provides some examples of such type of information. Questions concerning whether information is material and non-public can be directed to the Compliance team.

Covered Parties (Insiders)

This Policy applies to (i) all Nubankers irrespective of where they are based, and extends to their spouses, domestic partners and any other close immediate family member, (ii) other people who gain access to MNPI, (iii) any account or vehicle over which the Nubanker has or shares the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the account, such as funds of one or more private investment companies), (iv) any account established or maintained by Nubankers or their close immediate family members with their consent or knowledge and in which Nubankers or their close immediate family members have a direct or indirect financial interest, (v) other third parties that may be identified as potential insiders by the Company from time to time (each, an "Insider").

[1] For the purposes of this Policy, the Nubanker definition also includes any account or vehicle over which the Nubanker has or shares the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the account, such as funds of one or more private investment companies).

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For the purposes of this Policy, close immediate family member means a member of a person's family who may be expected to influence, or be influenced by, such person in their dealings with the Company, including but not limited to a child, step-child, spouse, domestic partner, and any person that is economically dependent on such person and/or his or her spouse or domestic partner.

Nubankers are responsible to communicate the terms of this Policy to their close immediate family members and to ensure compliance by them to the best of their ability.

Covered Transactions

This Policy applies to all transactions in the Company’s securities, issued by the Company from time to time, including common stock, common stock options, preferred stock, warrants and convertible debt, or securities related to the Company's stock, whether or not issued by the Company, such as derivative securities, publicly traded options and depositary receipts (e.g. BDR's).

Because employee share options or similar rights cannot be traded, the exercise of employee options or similar rights is not subject to this Policy. However, Company securities that are acquired upon exercise of an option will be treated like any other Company security under this Policy.

This Policy also applies to transactions involving any publicly traded securities issued by other companies where Nubankers learn MNPI about suppliers, customers, or competitors through their work at the Company.

The Company’s Trading Window

The Company has determined that all Insiders shall be prohibited from buying, selling or otherwise effecting transactions in the Company’s securities or derivatives based on the Company’s securities EXCEPT during the trading window.

Lending Company securities may occur outside an open Trading Window whenever an Insider delegates full discretionary authority to a third party broker (designated broker in the case of Nubankers) as to when and in which conditions such securities lending may be executed, provided that such full discretionary authority is granted during an open Trading Window and the Insider has no MNPI at such time.

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The trading window for a quarterly or annual earnings period starts on the 1st business day following the earnings release and lasts until the third-to-last business day of the month ending the quarter, inclusive; (as applicable, the "Trading Window").

If the last Trading Window day is not a business day, the ending date will be anticipated, and will be set in the previous business day, based on the jurisdictions that the securities are traded.

In addition, the Company, through Compliance, may authorize longer or additional trading windows in which buying, selling or otherwise effecting transactions in the Company’s securities shall be permitted pursuant to this Policy as if in a standard “Trading Window.”

Ad Hoc Black-Out Periods

Similarly, the Company, through Compliance, may impose special black-out periods during which certain Insiders will be prohibited from buying, selling or otherwise effecting transactions in any securities of the Company or derivative securities thereof, even though the Trading Window would otherwise be open (an “ad hoc black-out period”).

If an ad hoc black-out period is imposed, Compliance will notify certain Insiders, who should thereafter not engage in any covered transaction involving the Company’s securities and should not disclose the existence of the ad hoc black-out period to others.

Designated Brokers

Nubankers must use a pre-approved designated broker while trading in Company securities. Custody of the securities should also be maintained in such designated brokers. The list of pre-approved designated brokers is available on the Confluence portal. The Compliance team may, on a case by case basis, make an exception to the designated brokers list. Trading in Company securities outside of the designated brokers is a violation of this Policy.

Prohibited Transactions and Conduct

Trading in securities in possession of MNPI

No Insider shall engage in any transaction involving the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that the Insider comes into possession of MNPI concerning the Company and ending at the beginning of the trading day following the date of public disclosure of that information, or at such time as such MNPI is no longer material.

Even during a Trading Window and whether or not under an ad hoc black-out period, any person possessing MNPI should not engage in any covered transactions in the Company’s securities until the beginning of the trading day following the date of public disclosure of such MNPI.

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No Insider shall engage in any transaction involving another company’s publicly traded securities while in possession of MNPI about such company when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company and for which there is a relationship of trust and confidence concerning the MNPI.

"Tipping" to third parties

No Insider shall disclose (“tip”) MNPI about the Company to any other person where such information may be used by such person to his or her profit by trading in the Company’s securities, nor shall such Insider make recommendations or express opinions on the basis of MNPI as to trading in the Company’s securities. This restriction is also applicable to other issuers' securities.

Hedging, derivatives and short selling

Except for participation in the Company’s share option program, Nubankers shall not engage in any transactions involving any hedging, short selling or derivatives of Company securities, including trading in futures and derivative securities and engaging in hedging activities relating to Company securities, including exchange traded options, puts, calls, collars, forward sale contracts, equity swaps, exchange funds or other arrangements or instruments designed to hedge or offset decreases in the market value of the Company’s securities.

Nubankers are required to comply with the Code of Conduct at all times.

Problematic Transactions

Pledging or margin accounts for Nubankers

While pledging Company securities is allowed, Nubankers should be aware of the associated risks. Specifically, pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when a Nubanker has MNPI or is otherwise not permitted to trade in Company securities, Nubankers should be conscious of the risks associated with pledging Company securities, including by purchasing Company securities on margin or holding Company securities in a margin account.

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Speculation

Investing in the Company’s securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the Nubanker in conflict with the best interests of the Company and its shareholders. Although this policy does not mean that Nubankers may never sell shares, frequent trading in Company securities should be avoided. Speculating in Company securities is not part of the Company culture.

Limit orders

Limit orders with brokers should not extend beyond any Trading Window and should be cancellable upon an imposition of an ad hoc black-out period.

Options

Exercising options issued pursuant to the Company’s share option plan, as otherwise permitted under this Policy, is not considered problematic. The exercise of options under the Company’s share option plan with a cash payment of the exercise (also known as cash exercise or exercise and hold) price is exempt from this Policy, since the other party to these transactions is the Company itself and the price does not vary with the market, but is fixed by the terms of the option agreement. This exemption does not apply to the sale of any shares issued upon such exercise and it does not apply to a cashless exercise of options (also known as same-day-sale), which is accomplished by a sale of a portion of the shares issued upon exercise of an option.

Adoption and Effect of 10b5-1 and Other Relevant Trading Plans

The Company may approve and allow all directors, officers and other employees to adopt trading plans in accordance with U.S. Securities and Exchange Commission Rule 10b5-1(c) (17 C.F.R. § 240.10b5-1(c)) and other relevant local regulations and otherwise pursuant to the Company’s procedure for adopting such a trading plan (a “share trading plan”). The Addendum B of this Policy defines all guidelines applicable to trading plans.

The restrictions on trading set forth in this Policy shall not apply to trades made pursuant to a share trading plan.

Individual Responsibility

Every Nubanker has the individual responsibility to comply with this Policy and the applicable laws of their jurisdiction. An Insider may, from time to time, have to renounce a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the MNPI and even though the Insider believes he or she may suffer an economic loss or renounce anticipated profit by doing so. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all Nubankers should use good judgment at all times.

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Insider Monitoring and Privacy

Every Nubanker must acknowledge and authorize that the compliance with the requirements of this Policy by Insiders may be subject to monitoring by the Company (or third-parties on behalf of the Company) and by official authorities.

In this sense, Nubankers must be aware that trading information will be monitored in order to prevent any breach of this Policy.

The Company takes privacy seriously and will treat any information obtained through such monitoring as highly confidential. The Company will limit monitoring to what is necessary for the purpose of this Policy, and will conduct all monitoring in a secure, lawful and proportionate way.

Consequences for Violation

Insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in securities at a time when they have knowledge of MNPI regarding the issuer or its controlled affiliates. In addition, Insiders may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed MNPI or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in related securities.

Nubankers who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s share option plan and other incentive plans or termination of employment.

Any questions about this Policy should be directed to Compliance at #ethics-help.

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Version	Description of change	Date of change	Squad responsible	Date of approval	Approver
1.0	Initial Version	-	Compliance	10/2021	Board of Directors
2.0	Reviewed Version	11/2021	Compliance	11/2021	Board of Directors
3.0	Reviewed Version | Inclusion of Addendum A	02/2022	Compliance	02/2022	Board of Directors
4.0	Reviewed Version | Inclusion of Addendum B	02/2022	Compliance	02/2022	Board of Directors
5.0	Reviewed version | Change on the TW period, Lendings	04/2022	Compliance	05/2022	Board of Directors
6.0	Reviewed version | Clarification of TW last day | Provision in Addendum B	05/2022	Compliance	06/2022	Board of Directors
7.0	Reviewed version | Changes in Trading Plans requirements	05/2023	Compliance	05/2023	Board of Directors
8.0	Reviewed version | Changes Trading Window; regulatory requirements	12/2023	Compliance	12/2023	Board of Directors

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Addendum A

Material Nonpublic Information

This addendum aims to define in general terms material nonpublic information (MNPI) and to provide some examples of such type of information.

As described in the Insider Trading Policy, it is not possible to exhaustively define all categories of material information. Some situations, however, have a higher probability of being considered as MNPI, in light of the regulation and applicable case law. The likely characterization of information as MNPI is information that is material if a reasonable investor would consider it important to an investment decision or if the “total mix” of information is altered. The definition of material, therefore, largely depends on the context in which investors are influenced when making an investment decision related to company securities (e.g. purchase, sale, holding or hedging of any security), once it becomes public.

While regulators apply a backward-looking test in assessing materiality, the key here is that there is no bright-line rule, and materiality depends upon the totality of the circumstances For example, case law has focused on type of information, the result of information and whether the company itself considered the information to be material.

In addition to determining if information is material to influence investment decisions, it is important to determine when such information becomes public, so investors are able to trade based on the same level of information. Trading windows are usually placed right after earnings release. This means that this period is when the asymmetry of information is expected to be mitigated. In other words, the market would have the same level of information as internal insiders, mitigating MNPI risks. Information that was considered MNPI prior to the release can no longer be considered MNPI during the period of the Trading Windows as long as they have been disclosed to the public.

There might be situations where MNPI is not disclosed during earnings release, due to its strategic value and according to a legitimate interest of the issuer may be kept confidential. If you have access to any of such MNPI during a trading window, you are prevented from trading any company's securities.

Non exhaustive list of examples of potential MNPI. If a particular situation is not described below it does not mean that it is not MNPI. If in doubt, you must apply your best judgment focusing on whether such information may influence the market price of Nu stock if known by the public and you should also check with the Compliance team if you are in doubt.

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(i) Financial results or related information

Material information may include information regarding profit or loss, dividend payment practice and estimates, earnings estimates, guidance and projections, short and medium term financial goals, changes in previously released earnings estimates, among others. Underlying information may also be considered material, such as customer growth and accounting provisions, provided that in all cases such information individually or in aggregate can affect the pricing of the securities. Pieces of operational information alone have low probability to be considered MNPI, unless they can influence the market.

(ii) Change of control

Negotiations and agreements to transfer the company shareholding control, shareholders agreement, initiating, amending or terminating a shareholders' agreement to which the company is a party or intervening party, or that has been registered in the company's proper books and records (even if such negotiations and agreements are subject to conditions precedent or subsequent).

(iii) M&A and corporate restructurings

Transactions involving the Company and its affiliates or investment in other companies, such as mergers, acquisitions, changes in the company's corporate structure, including total or partial spin-off, or any form of corporate reorganization and joint-ventures, or substantial sales of assets

(iv) Contracts and projects

Execution, change or termination (or failure of executing, changing or terminating) of relevant contractual agreements when the expectation of implementation is public, launch of new projects and business units that may represent material revenues or expenses or discussions and decisions to enter a new market or geography.

(v) Products and technologies

Discovery, change or development of technology or resources, exit/entry of relevant company's shareholder (that has operational, financial, technological, administrative agreements or collaboration), starting, resuming or stopping of the offering or sale of a product or service, which may impact either present or future material revenues or expenses approval, change or withdrawal of a project or delay in its implementation.

(vi) Registration and other corporate events

Registration for public offerings (including follow-ons and tender offers), authorization to trade company securities in new countries (or delisting), decision to cancel the Company’s registration as a securities issuer in any jurisdiction, change of listing venue or trading segment of its shares, changes in the rights and benefits of the securities issued by the company (stock split or reverse stock split, issuance of warrants, options, equities bonus, etc), transformation or dissolution of the company.

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(vii) Accounting changes or equity changes

Changes in equity composition or accounting policies, renegotiation of liabilities; purchase of securities to be held in treasury, their cancellation and/or disposal and the sale of securities purchased in that manner; approval of the stock option plan or amendments thereto or of share buyback programs.

(viii) Material litigation and other incidents

Request for judicial or extrajudicial damages, petition for bankruptcy or filing of lawsuit, administrative procedure or arbitration that may affect the company's economic-financial situation (including those filed by regulators), cyber-attacks and other information security incidents before made public.

(ix) Changes in management

Major changes in the Company and most relevant subsidiaries, including the hiring or resignation of directors and officers and heads of business units and geographies.

Further information

In order to assist Nubankers in determining whether they are in possession of MNPI, Compliance will manage blocklists, with direct input from the BUs, covering people that are working in or have had exposure to relevant projects that have an increased likelihood of being deemed MNPI. If you receive a notification that you are in a blocklist, you will not be allowed to trade during an open Trading Window until you receive a notification that the blocklist has been terminated.

If you were not included in a blocklist, but still believe you are in possession of MNPI during an open Trading Window, you should fill the form [link] and refrain from any trading or disclosing information that could be MNPI. Compliance will assess the content and seek support from IR and Legal. Based on your report, Compliance will assess whether you should refrain from trading company securities during the period that the information is not public.

Finally, if you have access to information that could be considered MNPI, you must discuss with the General Manager of your BU as to how you, as a team, will communicate it to the Investors Relations team, which will define the appropriateness of an eventual communication to the market.

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Addendum B

Trading Plans

This addendum defines all guidelines applicable to share trading plans (or "trading plan") approval process and adoption by eligible Nubankers, aligned with the current Company's Insider Trading Policy.

What are Trading Plans?

Shares trading plans ("Trading Plans" or "Plans") set forth in accordance with U.S. Securities and Exchange Commission Rule 10b5-1, enables their participants to set up a trading schedule in order to instruct a Plan Provider (as defined below) to execute trades on company securities subject to certain previously established parameters (such as price, amount of shares and timing). Trading Plans must be submitted to prior approval of the Company and be structured in compliance with all guidelines set out herein.

Who is eligible to set up a Plan?

As per our Insider Trading Policy, Directors, Officers and employees, all Nubankers, may adopt a written trading plan. Trading Plans are usually set up by employees who have high and frequent exposure to MNPI.

Why do I need a Trading Plan?

Trade plans entered into within the scope of rule 10b5-1 provide the participant with an affirmative defense that enables trading on their behalf (by the Plan Provider) when they would otherwise be prevented from trading due to MNPI. As a result, it gives the participant the ability to have securities traded outside open Trading Windows.

As per our Insider Trading Policy, you may trade company's securities during specific 'open' Trading Windows provided that you are not in possession of MNPI. Therefore, setting up a Plan may not be for everyone, but can be an option for those who are more frequently exposed to MNPI and/or may need to establish a trading schedule beyond the open Trading Windows for personal reasons.

If you have influence on corporate disclosure and the timing to share MNPI with the market, you must not make disclosure decisions or recommendations based on your particular Plan. If you do that, you will not have the affirmative defense available and will risk committing insider trading liability under the law. Mere awareness of the material nonpublic information is sufficient for liability.

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What types of securities and trades are available in the context of a Trading Plan?

Only Nu Shares (ticker - NU) listed at the NYSE (not BDRs) initially received as part of the equity compensation (variable compensation, i.e. RSUs, SOP, future ESPP) from the Company, and only sell trades are available. If you wish to buy Nu securities in the open market, you must follow the Insider Trading Policy and trade during an open Trading Window.

When am I able to set up a plan?

Although discussions about how a Trading Plan works can be had at any time with the Plan Provider, you can only enter into (formally adhere to) a Plan when there is an open Trading Window, as per the Insider Trading Policy, provided that you are not in possession of MNPI.

As all individual plans must be approved by Controllership (Stock Admin), Legal and/or Compliance, and such approval must be given within the Trading Window, we strongly recommend that all plan submissions are presented up to 5 business days before the end of an open Trading Window. Plans submitted after that may not be approved in time within the Trading Window and will need to be re-submitted in the next open Trading Window.

Setting up a Trading Plan outside of an open Trading Window and/or in possession of MNPI may constitute insider trading. Mere awareness that there is MNPI is sufficient for liability.

What are the main characteristics of the Trading Plan available to Nubankers, including D&Os[2]?

a. Cooling off period (applicable to D&Os): trading under the plan will not begin until the later of (1) 91 days after the adoption of the Plan or (3) tree business days following the disclosure of Nu Holdings Ltd.’s financial results in a Form 20-F or Form 6-K (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the Plan).

b. Cooling off period (applicable to non D&Os): 30 days after the adoption of the Plan - minimum period between entering into a Plan and the first trading to be executed in connection with the Plan.

[2] D&Os of Nu Holdings Ltd, as defined by Rule 16a-1(f))93:

SEC Rule 16a (f) The term “officer” shall mean an issuer's president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer's parent(s) or subsidiaries shall be deemed officers of the issuer if they perform such policy-making functions for the issuer. In addition, when the issuer is a limited partnership, officers or employees of the general partner(s) who perform policy-making functions for the limited partnership are deemed officers of the limited partnership. When the issuer is a trust, officers or employees of the trustee(s) who perform policy-making functions for the trust are deemed officers of the trust.

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Cooling off is applicable to new plans or modifications that change the pricing, amount of securities, or timing of trades, but not changes such as a change in account information or an adjustment for stock splits.

c. Duration of the Plan: minimum of 6 months to 2 years - tenor between the first and the last trade to be executed under the Plan. Insiders may have one single-trade plan per 12-month period (except for sell-to-cover trades).

d. Termination and Amendments: Amendments that specifically provide a modification or change to the amount, price, or timing of the sale of the securities (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the sale of the securities) are considered a termination of the existing Plan and the adoption of a new Plan, which is subject to the cooling off periods.

Amendments to existing Plans and adoption of new Plans can only be made during an open trading window and provided that you do not possess MNPI. Plan must not permit the insider to exercise subsequent influence over the plan transactions.

Termination of an existing plan can be requested any time, even outside the Trading Window, as long as the Nubanker is not in possession of MNPI.

e. Certifications: Any person who has adopted a Plan must act in good faith with respect to the Plan from the time of adoption through the duration of the Plan, rather than just enter into the Plan in good faith. Also, D&Os must certify in their Plans at time of adoption or modification that they (i) are not aware of MNPI about the Company or its securities and (ii) are adopting the Plan in good faith and not as part of a plan or scheme to evade insider trading prohibitions of Rule 10b5-1.

How much of my stock can I sell under the Plan?

In order to protect and avoid negative impact on the price of the company's securities, you may sell up to 25% of your total vested and unvested stock annually.

Can I trade outside the Plan?

You can trade outside the Plan during an open Trading Window in adherence to the rules set forth in the Insider Trading Policy. However, it is not permitted to enter into any trade, outside the Plan, to hedge or mitigate risks arising out of the trades that have been scheduled within the Plan.

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Can I discuss the parameters and/or the convenience to execute a plan with other Nubankers?

No, discussing when is the best time or what are best parameters of a Trading Plan with colleagues may contaminate your decision with the possession of MNPI that the other person may have and may be seen by regulators as a concert to manipulate the stock price or as a scheme to evade applicable restrictions.

Are there costs involved in setting a Trading Plan and executing trades under the plan?

Yes. Current costs are $0.02 per share, subject to a $25.00 minimum. The fees will be deducted from any proceeds recognized from the trades. Please consult the plan available for you to check the most updated fee pricing.

Which broker can be a Plan Provider to Nubankers? Can I have multiple plans?

As a matter of the Insider Trading Policy, all Nubankers must trade Nu's securities through a list of designated brokers. Among those, E-Trade is our stock plan administrator who provides all Nubankers who receive compensation in equity a limited purpose brokerage account, through which they can sell Nu shares when there are open Trading Windows. E-Trade is currently the one and only Plan Provider for the larger population of Nubankers. Directors & Officers may have access to Trading Plans through Morgan Stanley, affiliated to E-Trade or in other Broker upon request and assessment by Legal and Compliance. Each Nubanker may have only one Plan in place at any time. Insiders may have one single-trade plan per 12-month period (except for sell-to-cover trades).

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